================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)

                                   ----------

                                    ICO, INC.
                                (Name of Issuer)

Common Stock, with no par value                           449294206
(Title of class of securities)                          (CUSIP number)

                            Christopher N. O'Sullivan
                           TRAVIS STREET PARTNERS, LLC
                         5333 Westheimer Road, Suite 600
                              Houston, Texas 77056
                                 (713) 759-2030
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  with copy to:
                                 Steven D. Rubin
                           Weil, Gotshal & Manges LLP
                            700 Louisiana, Suite 1600
                              Houston, Texas 77002
                                 (713) 546-5000

                                 March 28, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 23 pages)

================================================================================

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Travis Street Partners, LLC
                    SS OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON                                                             76-0657668
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        WC
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Texas
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             1,687,134
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       1,687,134
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             1,687,134
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   7.18%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               00
                    ------------------------------------------------------------------------------------------------------




                                       2

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Timothy J. Gollin
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON                                                               ###-##-####
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF, OO
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  205,000
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                 1,687,134
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             205,000
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                           1,687,134
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             1,892,134
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   8.06%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------




                                       3

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Christopher N. O'Sullivan
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON                                                          ###-##-####
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF, OO
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  248,286
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                 1,687,134
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             248,286
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                           1,687,134
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             1,935,420
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   8.24%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------





                                       4

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Global Undervalued Securities
                    S.S. OR I.R.S. IDENTIFICATION NO.                                       Master Fund, L.P.
                    OF ABOVE PERSON                                                          52-2294219
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        WC
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               PN
                    ------------------------------------------------------------------------------------------------------





                                       5

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Global Undervalued Securities
                    S.S. OR I.R.S. IDENTIFICATION NO.                                       Fund, L.P.
                    OF ABOVE PERSON                                                          98-0167993
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        WC
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               PN
                    ------------------------------------------------------------------------------------------------------





                                       6

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Global Undervalued Securities
                    S.S. OR I.R.S. IDENTIFICATION NO.                                       Fund, Ltd.
                    OF ABOVE PERSON
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        WC
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               CO
                    ------------------------------------------------------------------------------------------------------





                                       7

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                Global Undervalued Securities
                    S.S. OR I.R.S. IDENTIFICATION NO.                                       Fund, (QP), L.P.
                    OF ABOVE PERSON                                                          52-2294217
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        WC
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               PN
                    ------------------------------------------------------------------------------------------------------






                                       8

                    ------------------------------------------------------------------------------------------------------
                    NAME OF REPORTING PERSON                                                 Kleinheinz Capital Partners
     1              S.S. OR I.R.S. IDENTIFICATION NO.                                        LDC
                    OF ABOVE PERSON                                                          52-2294216
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        AF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               CO
                    ------------------------------------------------------------------------------------------------------





                                       9

                    ------------------------------------------------------------------------------------------------------
                    NAME OF REPORTING PERSON                                                 Kleinheinz Capital Partners,
     1              S.S. OR I.R.S. IDENTIFICATION NO.                                        Inc.
                    OF ABOVE PERSON                                                          75-2633745
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        AF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Texas
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               CO
                    ------------------------------------------------------------------------------------------------------






                                       10

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                        John B. Kleinheinz
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON                                                                    ###-##-####
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        AF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------






                                       11

                    -----------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                     J. Kenneth Phillips
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON                                                                    ###-##-####
                    -----------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    -----------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    -----------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        AF
                    -----------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    -----------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                    -----------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  0
   SHARES
                    -----------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                             497,850
  OWNED BY
                    -----------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                    -----------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                       497,850
                    -----------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             497,850
                    -----------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    -----------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.12%
                    -----------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    -----------------------------------------------------------------------------------------------------






                                       12

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                 A. John Knapp
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   U.S.A.
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  165,325
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                             0
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             165,325
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                                       0
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             165,325
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.70%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------






                                       13

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                 Charles T. McCord, III
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   U.S.A.
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  92,075
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                            0
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             92,075
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                                      0
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             92,075
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.39%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------






                                       14

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                 John V. Whiting
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  25,000
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                            0
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             25,000
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                                       0
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             25,000
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.11%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------





                                       15

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                 James D. Calaway
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   U.S.A.
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  5,000
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                            0
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             5,000
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                                      0
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             5,000
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.02%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------





                                       16

                    ------------------------------------------------------------------------------------------------------

     1              NAME OF REPORTING PERSON                                                 Christopher P. Scully
                    S.S. OR I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON
                    ------------------------------------------------------------------------------------------------------

     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [x]
                                                                                                          (b)    [_]
                    ------------------------------------------------------------------------------------------------------

     3              SEC USE ONLY
                    ------------------------------------------------------------------------------------------------------

     4              SOURCE OF FUNDS:                                                        PF
                    ------------------------------------------------------------------------------------------------------

     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                    ------------------------------------------------------------------------------------------------------

     6              CITIZENSHIP OR PLACE OF ORGANIZATION:                                   U.S.A.
                    ------------------------------------------------------------------------------------------------------

 NUMBER OF                    7         SOLE VOTING POWER:                                  128,000
   SHARES
                    ------------------------------------------------------------------------------------------------------

BENEFICIALLY                  8         SHARED VOTING POWER                                            0
  OWNED BY
                    ------------------------------------------------------------------------------------------------------

    EACH                      9         SOLE DISPOSITIVE POWER:                             128,000
 REPORTING
                    ------------------------------------------------------------------------------------------------------

PERSON WITH                   10        SHARED DISPOSITIVE POWER:                                      0
                    ------------------------------------------------------------------------------------------------------

     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                    PERSON:             128,000
                    ------------------------------------------------------------------------------------------------------

     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES:                                                                       [_]
                    ------------------------------------------------------------------------------------------------------

     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.55%
                    ------------------------------------------------------------------------------------------------------

     14             TYPE OF REPORTING PERSON:                                               IN
                    ------------------------------------------------------------------------------------------------------


           This Amendment No. 12 ("Amendment No. 12") amends the Statement on
Schedule 13D filed on December 29, 2000 (the "Original Schedule 13D"), as amended by Amendment No. 1 filed on January 12, 2001, Amendment No. 2 filed on January 19, 2001, Amendment No. 3 filed on February 1, 2001, Amendment No. 4 filed on February 9, 2001, Amendment No. 5 filed on February 20, 2001, Amendment No. 6 filed on April 11, 2001, Amendment No. 7 filed on May 9, 2001, Amendment No. 8 filed on June 7, 2001, Amendment No. 9 filed on September 21, 2001, Amendment No. 10 filed on December 28, 2001 and Amendment No. 11 filed on January 8, 2002 (as amended, the "Schedule 13D") by and on behalf of the following persons: Travis Street Partners, LLC ("TSP"), Timothy J. Gollin ("Gollin"), Christopher N. O'Sullivan (individually "O'Sullivan"; and together with Gollin, the "TSP Managers"; and together with Gollin and TSP, the "TSP Reporting Persons"), Global Undervalued Securities Master Fund, L.P. ("Global"), Global Undervalued Securities Fund, L.P. ("Global L.P."), Global Undervalued Securities Fund, Ltd. ("Global Ltd."), Global Undervalued Securities Fund (QP), L.P. ("Global QP"), Kleinheinz Capital Partners LDC ("KC LDC"), Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), John B. Kleinheinz ("Kleinheinz"), J. Kenneth Phillips ("Phillips") (individually "Phillips"; together with Global, Global L.P., Global Ltd., Global QP, KC LDC, KC Inc. and Kleinheinz, the "Global Reporting Persons"), A. John Knapp ("Knapp"), Charles T. McCord, III ("McCord"), John V. Whiting ("Whiting"), James D. Calaway ("Calaway") and Christopher P. Scully (individually "Scully"; and together with the Global Reporting Persons, the TSP Reporting Persons, Knapp, McCord, Whiting and Calaway, the "Reporting Persons").

           Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" shall mean ICO, Inc.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           On March 28, 2002, the Company issued 528,834 Shares to TSP as reimbursement for the $862,000 in expenses incurred by TSP in connection with its successful proxy contest to elect three of its members to the Board of Directors of the Company. For purposes of this issue, the Shares were valued at $1.63 per share (150% of the closing price of the Shares on December 18, 2001).

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

           Item 5 of the Schedule 13D is amended by amending and restating subsections (a), (b) and (c) of the Schedule 13D in their entirety to read as follows:

           (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 3,053,670 Shares, of which 425,000 Shares are issuable upon exercise of stock options granted by the Company to Messrs. Calaway, Knapp, and McCord (each of whom received options to acquire 5,000 Shares) and to Messrs. Gollin and O'Sullivan (each of whom received options to acquire 205,000 Shares), constituting 13.00% of the outstanding Shares (the percentage of Shares owned being based upon the 22,956,987 Shares outstanding on December 20, 2001, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, together with the 528,824 Shares issued to TSP on March 28, 2002).

           Each of the TSP Managers possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which TSP beneficially owns. Each of the TSP Managers disclaims beneficial ownership of such Shares for all other purposes.

           Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which Global beneficially owns. Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips disclaims beneficial ownership of such Shares for all other purposes.

           None of the TSP Reporting Persons possesses voting or investment power over any Shares which any Global Reporting Person beneficially owns, and each of the TSP Reporting Persons disclaims beneficial ownership of any such Shares.

           None of the Global Reporting Persons possesses voting or investment power over any Shares which any TSP Reporting Person beneficially owns, and each of the Global Reporting Persons disclaims beneficial ownership of any such Shares.

           (b) The responses to Items 7-11 on each of pages 2-17 hereof which relate to voting and disposition of Shares with respect to each Reporting Person are incorporated herein by reference.

           (c) Except as set forth on Exhibit 1, the Reporting Persons have not engaged in any transactions in the Shares during the past sixty days.

           Except as indicated above, the information set forth in Item 5 of the
Schedule 13D remains unchanged.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           The following Exhibit is filed herewith:

         1. Acquisition of Shares Effected by Reporting Persons During Past 60 Days.



             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:  April 15, 2002

                              TRAVIS STREET PARTNERS, LLC

                              By:  /s/ Christopher N. O'Sullivan
                                   ----------------------------------
                                   Christopher N. O'Sullivan, Manager


                              /s/ Timothy J. Gollin
                              ----------------------------------
                              Timothy J. Gollin


                              /s/ Christopher N. O'Sullivan
                              ----------------------------------
                              Christopher N. O'Sullivan


                              /s/ Charles T. McCord, III
                              ----------------------------------
                              Charles T. McCord, III


                              /s/ A. John Knapp
                              ----------------------------------
                              A. John Knapp


                              /s/ John V. Whiting
                              ----------------------------------
                              John V. Whiting


                              /s/ James D. Calaway
                              ----------------------------------
                              James D. Calaway


                              /s/ Christopher P. Scully
                              ----------------------------------
                              Christopher P. Scully

                  GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P., a Cayman Islands exempted limited partnership

                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  GLOBAL UNDERVALUED SECURITIES FUND, L.P., a Cayman Islands exempted limited partnership

                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  GLOBAL UNDERVALUED SECURITIES FUND, LTD., a Cayman Islands exempted company

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager

                  GLOBAL UNDERVALUED SECURITIES FUND, (QP), L.P., a Cayman Islands exempted limited partnership

                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  KLEINHEINZ CAPITAL PARTNERS LDC, a Cayman Islands exempted limited duration company

                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  John B. Kleinheinz

                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager



                  J. Kenneth Phillips

                  By:      Travis Street Partners, LLC
                           Attorney-in-Fact

                  By:      /s/ Timothy J. Gollin
                           ----------------------------------
                           Timothy J. Gollin
                           Manager